Exhibit 99.1

1275 West Washington Street - Suite 101 Tempe, AZ 85281 (602) 286-5520 www.capstonethx.com Nasdaq: CAPS

FOR FURTHER INFORMATION:
Karen Struck, Investor Relations	Lauren Glaser – The Trout Group
(602) 286-5250	(415) 392-3310
kstruck@capstonethx.com	lglaser@troutgroup.com

Capstone Therapeutics Corp. Appoints Robert J. Spiegel, MD
to Board of directors

Tempe, AZ – May 24, 2010 ─ Capstone Therapeutics Corp. (Nasdaq: CAPS), (formerly OrthoLogic Corp.; the “Company”), announced today the appointment of Robert J. Spiegel, MD to its Board of Directors.

Dr. Spiegel has over 25 years of executive-level pharmaceutical development and product commercialization experience with Schering-Plough.  Until his retirement in November 2009, Dr. Spiegel held the position of Chief Medical Officer at Schering-Plough and was a member of their Pharmaceutical Leadership Board and Corporate Licensing Review Board; he was also Chairman of Schering-Plough’s Safety Review Board and Preparedness Response Committee (Crisis Control).  While with Schering-Plough, Dr. Spiegel was involved in the filing of over thirty NDA submissions and interacted with US FDA and EU regulatory authorities on a regular basis, serving on the executive committees overseeing all research projects and drug licensing activities.  He also served as the lead Schering-Plough representative in numerous joint venture development projects with biotechnology and other large pharmaceutical partnerships.  Dr. Spiegel originally joined Schering-Plough as Director, Clinical Research, progressing through clinical operations as Vice President, Clinical Research, Senior Vice President, Worldwide Clinical Research, becoming Chief Medical Officer in 1998.  Dr. Spiegel received his undergraduate degree, cum laude, from Yale University and his MD from the University of Pennsylvania.

“We are pleased to welcome Dr. Spiegel to our Board of Directors,” said John M. (Jock) Holliman, III, Executive Chairman, Capstone Therapeutics.  “He is a world-class industry veteran with precisely the right skill set to complement our Board.  Dr. Spiegel’s contributions will prove invaluable as we advance AZX100 toward commercialization.”

About Capstone Therapeutics

Capstone Therapeutics Corp. (formerly OrthoLogic Corp.) is a biotechnology company committed to developing a pipeline of novel therapeutic peptides aimed at helping patients with under-served medical conditions.  The Company is focused on development and commercialization of two product platforms: AZX100 and Chrysalin® (rusalatide acetate or TP508).

AZX100 is a novel synthetic 24-amino acid peptide, one of a new class of compounds in the field of smooth muscle relaxation and fibrosis.  Based on its demonstrated effects in pre-clinical models and safety in clinical trials, AZX100 is currently being evaluated for commercially significant medical applications such as the prevention or reduction of hypertrophic and keloid scarring, treatment of pulmonary fibrosis and intimal hyperplasia.  Capstone has an exclusive worldwide license to AZX100.

Chrysalin, the Company’s novel synthetic 23-amino acid peptide, has been proven in multiple pre-clinical and clinical models to stimulate cellular events leading to angiogenesis, revascularization, and repair of dermal and musculoskeletal tissues.  It is currently being evaluated in disorders that involve vascular endothelial dysfunction, such as acute myocardial infarction and chronic myocardial ischemia.  The Company owns exclusive worldwide rights to Chrysalin.

Capstone’s corporate headquarters are in Tempe, Arizona.  For more information, please visit the Company's website: www.capstonethx.com.

Statements in this press release or otherwise attributable to Capstone regarding our business that are not historical facts are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which include the timing and acceptability of FDA filings and the efficacy and marketability of potential products, involve risks and uncertainties that could cause actual results to differ materially from predicted results. These risks include: delays in obtaining or inability to obtain FDA, institutional review board or other regulatory approvals of pre-clinical or clinical testing; unfavorable outcomes in our pre-clinical and clinical testing; the development by others of competing technologies and therapeutics that may have greater efficacy or lower cost; delays in obtaining or inability to obtain FDA or other necessary regulatory approval of our products; our inability to successfully and cost effectively develop or outsource manufacturing and marketing of any products we are able to bring to market; changes in FDA or other regulations that affect our ability to obtain regulatory approval of our products, increase our manufacturing costs or limit our ability to market our product; effects on our stock price and liquidity if we are unable to meet the requirements for continued listing on the Nasdaq Capital Market; effects of the Capstone Stockholder Put Right on our stock price, liquidity or our ability to continue operations; our need for additional capital in the future to fund the continued development of our product candidates; and other factors discussed in our Form 10-K for the fiscal year ended December 31, 2009, and other documents we file with the Securities and Exchange Commission.

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Editor’s Note:  This press release is also available under the Investors section of the Company’s website at www.capstonethx.com.